Exhibit 1.5

JBS S.A.

Corporate Taxpayers’ ID (CNPJ/MF) No. 02.916.265/0001-60

Company Registry (NIRE) No. 35.300.330.587

Publicly-Held Company

MATERIAL FACT

JBS S.A. (“JBS” or the “Company”), in accordance with Law No. 6,404, dated December 15, 1976, as amended, and CVM Instruction No. 358, dated January 3, 2002, as amended, informs its shareholders and the market in general that within the scope of the Voluntary Public Tender Offer for the Acquisition of Common Shares Issued by JBS in Exchange for Common Shares Issued by Vigor Alimentos S.A. (“Vigor”) (Oferta Pública Voluntária de Acquisicão de Ações Ordinárias de Emissão da JBS Mediante Permuta por Ações Ordinárias de Emissão da Vigor Alimentos S.A.) (the “Exchange Offer”) that the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) (“CVM”), at meeting of its Board of Commissioners held on May 2, 2012, approved the applicable exemption requests related to the Exchange Offer and accordingly, on May 15, 2012, granted the registration request for the Exchange Offer.

In view of the above, the Exchange Offer Notice (the “Offer Notice”) will be published in due course until May 25, 2012, and will include all of the terms and conditions of the Exchange Offer.

São Paulo, May 16, 2012.

Jeremiah O’Callaghan

Investor Relations Officer

SHAREHOLDERS OF JBS COMMON SHARES WHO RESIDE OUTSIDE OF BRAZIL MAY, AT THEIR EXCLUSIVE DISCRETION AND UPON THEIR OWN ANALYSIS OF APPLICABLE REGULATION TO WHICH THEY ARE SUBJECT, PARTICIPATE IN THE OFFER, PROVIDED THAT SUCH SHAREHOLDERS COMPLY WITH ALL LAWS AND REGULATIONS TO WHICH THEY MAY BE SUBJECT.

Additional Information for U.S. Shareholders of JBS:

Exchange Offer of JBS Shares for Vigor Shares

This communication contains information with respect to the proposed Exchange Offer (oferta pública voluntária de aquisição de ações mediante permuta por ações) under Brazilian law of JBS shares for Vigor shares. JBS and Vigor are Brazilian companies. Information distributed in connection with the proposed Exchange Offer is subject to Brazilian disclosure requirements that are different from those of the United States. Financial statements included herein, if any, have been prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and accounting practices in Brazil that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed Exchange Offer, since the companies are located in Brazil and all of their officers and directors are residents of Brazil. You may not be able to sue the companies or their officers or directors in a Brazilian court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of the companies otherwise than through the proposed Exchange Offer, such as in open market or privately negotiated purchases.

Important Notice Regarding Forward-Looking Statements:

This Material Fact contains certain forward-looking statements. Statements that are not historical facts, including statements about our perspectives and expectations, are forward looking statements. The words “expect”, “believe”, “estimate”, “intend”, “plan” and similar expressions, when related to JBS and its subsidiaries, indicate forward-looking statements. These statements reflect the current view of management and are subject to various risks and uncertainties. These statements are based on various assumptions and factors, including general economic, market, industry, and operational factors. Any changes to these assumptions or factors may lead to practical results different from current expectations. Excessive reliance should not be placed on those statements. Forward-looking statements relate only to the date they were made.